Exhibit 99.1

Broadridge Financial Solutions, Inc. Announces Tender Offer for up to $75 Million Aggregate Principal Amount of its 6.125% Senior Notes Due 2017

LAKE SUCCESS, New York – August 5, 2008 – Broadridge Financial Solutions, Inc. (NYSE: BR) announced that it has commenced today a cash tender offer to purchase up to $75 million aggregate principal amount of its 6.125% Senior Notes due 2017.

The offer will expire at midnight, New York City time, on Tuesday, September 2, 2008 (as the same may be extended or earlier terminated, the “Expiration Time”). Holders who validly tender their notes at or prior to 5:00 p.m. New York City time on Monday, August 18, 2008 (as the same may be extended or earlier terminated, the “Early Tender Deadline”), will be eligible to receive total consideration which includes the early tender premium.  Holders who validly tender their notes after the Early Tender Deadline and at or prior to the Expiration Time will be eligible to receive only the tender offer consideration, namely the total consideration less the early tender premium.

The total consideration for each $1,000 principal amount of notes accepted for payment is $915.  The total consideration includes the early tender premium of $30 in cash per $1,000 principal amount of notes and is payable for notes purchased in the offer that are validly tendered and not validly withdrawn at or prior to the Early Tender Deadline.  Holders whose notes are accepted for payment but who validly tendered and did not validly withdraw such notes after the Early Tender Deadline, and at or prior to the Expiration Time, will only be eligible to receive the tender offer consideration of $885 per $1,000 principal amount of notes accepted for payment pursuant to the offer.  In addition, holders whose notes are purchased will receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

In the event that the principal amount of notes validly tendered and not validly withdrawn prior to the expiration time of the offer exceeds the maximum tender amount of $75 million, the notes will be accepted for payment on a pro rata basis based on the total principal amount of notes tendered.  The company reserves the right to increase or waive the maximum tender amount in its sole discretion without extending or reinstating withdrawal rights of holders of the notes.

The offer is not contingent upon the tender of any minimum principal amount of notes or on obtaining financing, but the offer is conditioned upon the satisfaction of certain conditions.  The company intends to finance the purchase of the notes pursuant to the offer from available cash.  Full details of the terms and conditions of the offer are included in the company’s Offer to Purchase dated August 5, 2008, and the related letter of transmittal.

J.P. Morgan Securities Inc. will serve as Dealer Manager for the offer. Persons with questions regarding the offer should contact J.P. Morgan Securities Inc., toll-free at 866-834-4666. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at 212-430-3774 or 866-937-2200.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other security. The offer is made only by the Offer to Purchase dated August 5, 2008, and the related letter of transmittal.  The offer is not being made to noteholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the offer is required to be made by a licensed broker or dealer, it shall be deemed to be made by the Dealer Manager on behalf of the company.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements.”  Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements.  These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed.  These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (the “2007 Annual Report”).  Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2007 Annual Report.  These risks include: Broadridge’s success in retaining and selling additional services to its existing clients and obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered clearing agencies and broker-dealers; declines in trading volume, market prices, liquidity of securities markets or proprietary trading activity; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); Broadridge’s debt levels and financing costs, including the impact of its credit ratings on such costs; the ability of Broadridge to develop brand recognition and its reputation with its clients and employees following its separation from ADP in March 2007; the incurrence of additional costs attributable to Broadridge’s operations as a stand-alone public company; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; overall market and economic conditions; and, should any risks or uncertainties develop into actual events, these developments could delay or cause the cancellation of the tender offer.  Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.0 billion in revenues in fiscal year 2007 and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor commun cation, securities processing, and clearing and outsourcing solutions. Broadridge offers a broad, integrated suite of innovative global solutions across the investment lifecycle and provides a wide range of cost-effective and scalable solutions to the financial industry. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

CONTACT INFORMATION:

Investor Relations:
Marvin Sims
Broadridge Financial Solutions, Inc.
Vice President, Investor Relations
(516) 472-5477